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                                                                        Ex-6.19

                              THOMPSON & ELLIOTT
                           BARRISTERS AND SOLICITORS

8th Floor                                             Telephone: (604) 731-1161
1285 West Broadway                                          Fax: (604) 731-6527
Vancouver, Canada
V6H 3X8                                                    Our File No. 42339/L


Reply to the Attention of: Richard C. Ledding


January 31, 2001


VIA FAX: 1-312-565-8300

Schuyler, Roche & Zwirner
Suite 3800, 130 East Randolph Street
Chicago, Illinois 60601
U.S.A.

ATTENTION: JEFFREY E. SCHILLER

Dear Sirs:

RE: GLOBAL TELEPHONE COMMUNICATIONS, INC. ("GTCI" OR THE "COMPANY") V. THOMAS BRANDENBURG AND ROBERT ANDRESEN

We confirm that there have been a number of discussions between Mr. Fern and our respective clients. We understand that an agreement has now been reached between the parties.

We understand that our clients have settled this matter as follows:

1. On account of any and all monies due and owing to your clients under the contracts, GTCI shall within 150 days from the date we receive the resignations of your clients (the "Date"), pay to your clients or on your clients' behalf $180,000.00 less any governmental withholdings. Our client is required to pay $50,000.00 to your clients within 90 days of the Date with the balance being payable on or before 150 days after the Date. As well, from of the $180,000.00, our client will pay the existing IRS obligation on account of withholdings which is $80,110.68.

2. GTCI will, of course, agree to pay all outstanding salaries of the Company owed to parties other than your clients, and of course, the IRS obligations as mentioned above (including but not limited to those obligations due and owing for sums already paid to Messrs. Brandenburg and Andresen in lieu of salary which were already advanced). The

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     Company will agree to indemnity and hold harmless Messrs. Brandenburg and Andresen for any such claims which arise out of personal liability asserted by any Company employee or government agency with respect to these above noted claims.

3. GTCI will provide to Mr. Brandenburg his warrants for 1,000,000 shares of GTCI stock and Mr. Andresen stock options for 500,000 shares of GTCI stock, but these will be redeemable at the prices which have already been set by your clients. These are $1.56 per share for Mr. Brandenburg and $1.375 per share for Mr. Andresen.

4. All parties will sign full releases absolving the other side of any alleged misconduct. With respect to potential shareholder class actions, Mr. Wong has obtained a release of Messrs. Brandenburg and Andresen some large shareholders in China being Ricky Ng, Sino Way Technology and Sino Concourse. These will be forwarded to you once we receive the resignations.

5. Messrs. Brandenburg and Andresen will resign immediately upon execution of this letter of agreement and forward these resignations to our office by fax and the original by courier.

6. Upon resignation of Messrs. Brandenburg and Andresen, they will return all Company property in their possession.

If this is a true reflection of the agreement which has been reached, please have your clients acknowledge and agree to this by signing in the place indicated on the bottom of this letter. If your clients execute this, we will in turn arrange to have Mr. Terry Wong, on behalf of GTCI, execute same. We confirm that this letter agreement may be executed by way of facsimile transmission. Upon execution of this letter agreement by all parties, it is expressly agreed that this letter will no longer be without prejudice and will form the basis of the agreement which will be further documented by:

     (a) your clients immediately providing to us resignations as officers of GTCI in the form attached hereto;

     (b) we will circulate the forms of releases with respect to activities at GTCI which will be executed by Mr. Terry Wong on behalf of the Company and Messrs. Brandenburg and Andresen; and

     (c) our client will provide to your client the releases referred to above from Ricky Ng, Sino Way Technology and Sino Concourse upon receipt of the resignations referred to above.

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We look forward to your early response to this matter as we have had further discussions with our client and they have indicated that they need to have these resignations duly executed by your client and in our client's hands on or before 5:00 p.m. Vancouver time on February 5th, 2001.


Yours very truly,

THOMPSON & ELLIOTT

/s/ RICHARD C. LEDDING
Richard C. Ledding
/jg
Enc.

                                       ACKNOWLEDGED AND AGREED TO:

                                       /s/ THOMAS BRANDENBURG
                                       -----------------------------
                                       Thomas Brandenburg

                                       /s/ ROBERT ANDRESEN
                                       -----------------------------
                                       Robert Andresen

                                       GLOBAL TELEPHONE COMMUNICATION, INC.

                                       Per: /s/ TERRY WONG
                                           -------------------------
                                           Terry Wong